SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 333-27161

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                              Thrucomm, Inc.
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            (Exact name of registrant as specified in its charter)

            1641 Commerce Avenue North, St. Petersburg, Florida  33716
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(Address, including zip code, and telephone  number, including  area code, of registrant's principal executive office)

             Mandatory  Convertible  Preferred  Stock,  Series A-P
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   (Title of each class of securities covered by this Form)

                                    None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)     [  ]     Rule 12h-3(b)(1)(ii)     [  ]
     Rule 12g-4(a)(l)(ii)    [  ]     Rule 12h-3(b)(2)(i)      [  ]
     Rule 12g-4(a)(2)(i)     [  ]     Rule 12b-3(b)(2)(ii)     [  ]
     Rule 12g-4(a}(2)(ii)    [  ]     Rule 15d-6               [XX]
     Rule 12g-3(b)(l)(i)     [  ]


     Approximate  number of holders of record as of the notice date:
                                     2
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Pursuant to the  requirements  of the Securities  Exchange Act of 1934 Thrucomm,
Inc. has caused this notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   February 25, 1997        BY:   /s/ Frank N. Fleischer
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                                       FRANK N. FLEISCHER,  Counsel
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